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Principal
 Financial                                               Principal Life
 Group                                                   Insurance Company

                                                         Princor Financial
                                                         Services Corporation




March 1, 2005



Mr. Ralph C. Eucher President and Chief Executive Officer Principal Investors Fund, Inc. Principal Financial Group Des Moines, IA 50392-2080


Dear Mr. Eucher

Principal Life Insurance Company intends to purchase the following shares (the "Shares"):

         Partners Global Equity Fund..................1,000,000 shares

Each share has a par value of $.01 and a price of $10.00 per share. In connection with such purchase, Principal Life Insurance Company represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.


                        PRINCIPAL LIFE INSURANCE COMPANY

                           /s/Michael D. Roughton
                       BY ________________________________
                          Michael D. Roughton
                          Senior Counsel


Securities offered through Princor Financial Services Corporation, Des Moines, IA 50392-2080 (800) 247-4123 FAX (515) 248-4745, member NASD, SIPC. Princor and
Principal Life are members of the Principal Financial Group.